Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Office of Corporate Communications
1050 Caribbean Way, Miami, Florida 33132-2096
Media Contact: Cynthia Martinez
305-982-2458
cynthiamartinez@rccl.com

For Immediate Release

ROYAL CARIBBEAN ANNOUNCES PROMOTIONS

MIAMI – September 25, 2012 – Royal Caribbean Cruises Ltd. today announced that Brian Rice has been promoted to Vice Chairman and CFO of Royal Caribbean Cruises Ltd.   In this expanded role, Rice will continue to oversee the finance function, but also take on responsibility for the company’s supply chain department, as well as focusing more on strategic issues.  Rice will continue to report directly to Richard D. Fain, Chairman and CEO.

Rice has been with Royal Caribbean for over 20 years, most recently as Executive Vice President and CFO.  Prior to that, Rice has served in a variety of senior management positions, including Senior Vice President, Revenue Performance, where he was responsible for revenue management, air/sea, groups, international operations, decision support, reservations and customer service.  He has also served as Vice President, Market Planning and Development; and Director, Revenue Planning and Analysis.

In a related move, Jason Liberty has been promoted to Senior Vice President – Strategy and Finance, and in his new role will continue to report to Rice.  Liberty will assume responsibility for overseeing Strategic Planning, Corporate Planning, Investor Relations, Deployment and Treasury functions.  Liberty joined Royal Caribbean in 2005, and most recently served as Vice President, Corporate, Revenue Planning and Insurance – responsible for corporate and capital planning, revenue planning and systems, energy management, newbuild and risk management.

Additionally, Royal Caribbean International has appointed Lisa Bauer as Executive Vice President of Global Sales & Marketing and Lisa Lutoff-Perlo Executive Vice President of Operations.  Bauer and Lutoff-Perlo will continue to report to Adam Goldstein, President and CEO of Royal Caribbean International.  Since joining the company in 2002, Bauer has had responsibility for several key functions including, at various times, Royal Caribbean International’s sales department and hotel services areas.  As EVP of Global Sales & Marketing, Bauer is responsible for Royal Caribbean International’s worldwide marketing and revenue management as well as for the corporation’s sales and marketing offices around the world.

Lutoff-Perlo is a 27 year veteran of the company who has served in a variety of roles within both Celebrity Cruises and Royal Caribbean International.  She started at Royal Caribbean International as District Sales Manager for New England.  More recently she was responsible for Celebrity Cruises entire hotel operation including introducing the Solstice class of award winning ships.  In her new role as EVP of Operations for Royal Caribbean International, Lutoff-Perlo will be responsible for all of Royal Caribbean International’s Hotel Operations as well as its Marine and Port Operations.

“I am excited that these powerful leaders will further strengthen our organization and help drive our profitability into the future,” said Fain. “I've always believed it is our people who are the key to our success and who continue to make Royal Caribbean a leader in the vacation industry worldwide.”

Royal Caribbean Cruises Ltd. (NYSE/OSE: RCL) is a global cruise vacation company that owns Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises and CDF Croisières de France, as well as TUI Cruises through a 50 percent joint venture.  Together, these six brands operate a combined total of 40 ships with four under construction.  They operate diverse itineraries around the world that call on approximately 460 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.azamaraclubcruises.com, www.pullmantur.es, www.cdfcroisieresdefrance.com, www.tuicruises.com, or www.rclinvestor.com.

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